Exhibit 10.2.8

Subject to and in consideration of Iwona Alter being employed by the Company through September 1, 2018 or such earlier date as the Company no longer needs her services (the “Separation Date”), Ms. Alter will be entitled to receive:

1.	12 months of base salary plus an additional two weeks of base pay for every full year of service from five years to current (up to a maximum of 18 months total base pay),

2.
1 month of COBRA medical coverage for each 4 weeks of severance (rounded up) (up to a maximum of 18 months of total COBRA medical coverage) or at her election, in lieu of COBRA medical coverage, a lump sum cash payment for the same time period ranging from $500 to $1,000 per month based on plan coverage tier,

3.	lump sum cash payment equivalent to the value of any unvested RSUs that would have vested through December 31, 2018,

4.	Base pay from Separation Date through September 1, 2018 if Ms. Alter’s employment is terminated without Cause,

All above, subject to payroll withholdings and payable in accordance with the Company’s customary severance practice
 The payments or benefits in items 1-4 above are expressly contingent upon Ms. Alter:

1.	Not voluntarily terminating her employment before the Separation Date,

2.	Not being terminated for Cause, and

3.	Signing and returning a Separation and Release Agreement

/S/ MARK BLANKENSHIP                3/29/2018
Mark Blankenship, EVP                Date